RG Barry Brands Reports 2nd Quarter/1st Half Performance

Reaffirms Outlook for 2014 Revenue

PICKERINGTON, Ohio, Feb. 4, 2014 /PRNewswire/ -- R.G. Barry Corporation (NASDAQ: DFZ), today said that its second-quarter/first-half consolidated performance for fiscal year 2014 remained consistent with its previously discussed expectations for the period.

For the quarter ended December 28, 2013, the Company reported, on a consolidated basis:

  Net earnings of $6.1 million, or $0.53 per diluted share, up versus $5.3 million, or $0.46 per diluted share, in the second quarter of fiscal 2013;
  Net sales of $48.0 million compared to $48.5 million in the equivalent period last year;
  Gross profit as a percent of net sales at 42.7%, up 30 bps from 42.4% one year ago; and
  Selling, general and administrative expenses declined 9.5% to $10.8 million versus $11.9 million in the second quarter last year.

Consolidated six-month results included:

  Net earnings of $10.9 million, or $0.94 per diluted share, compared with $11.4 million, or $0.99 per diluted share, in the first half of fiscal 2013;
  Net sales of $89.9 million versus net sales of $95.7 million one year ago;
  Gross profit as a percent of net sales at 44.4% increased 110 bps from 43.3% in the first half of fiscal 2013; and
  Selling, general and administrative expenses of $22.7 million were relatively flat versus $22.9 million in the comparable period one year ago.

Footwear Segment
First half footwear net sales declined 7.5% to $71.9 million reflecting soft July-to-December 2013 retail business primarily in department store and off-price channels, partially offset by increased warehouse club and international shipments. Footwear net sales for the second quarter were $39.1 million versus $39.5 million in the equivalent period last year.

Footwear segment gross profit as a percentage of first half net sales rose 90 basis points to 41.4% from 40.5% in the comparable period of fiscal 2013; and quarterly gross profit as a percentage of net sales expanded 30 bps to 40.0% versus one year ago. The increases were primarily reflective of favorable changes in product and customer mix.

The segment generated first half operating profit of $19.6 million, down $0.4 million versus the first half last year as a result of lower sales volume partially offset by lower expenses in a variety of areas. Second quarter operating profit of $10.7 million increased 12.4% from $9.5 million in the second quarter of fiscal 2013. The increased quarterly operating profit principally reflected lower expenses in a number of categories, including reduced incentive bonus accruals.

Accessories Segment
Six-month net sales in the Accessories segment were flat at $18.0 million. For the quarter, accessories net sales decreased 1.3% to $8.9 million versus one year ago. The decline primarily resulted from the previously discussed strategic decision to reduce lower margin business in the off-price channel.

Accessories gross profit rose 2.5% to $10.2 million, and gross profit as a percentage of net sales expanded 140 basis points to 56.8% compared to the equivalent period a year ago. Quarterly gross profit and margins were relatively flat at $4.8 million or 54.4% of net sales.

Segment operating profits of $1.0 million for the quarter and $1.8 million for the half were off versus last year by 33% and 44% respectively, and showed the impact of the Company's continuing investment in its long-term growth strategy for its Accessories segment.

Management Comments
"We continue to lead our peer group in many key performance metrics despite the challenging retail environment during the holiday selling season," said Greg Tunney, President and Chief Executive Officer. "Our proven model and operational excellence permitted us to generate healthy profitability, while investing significant resources in our brands and building a business that will continue to meet the challenges of both today and tomorrow."

Jose Ibarra, Senior Vice President Finance and Chief Financial Officer added, "We ended the half with a good retail sell-through. Our strategy of continuing to eliminate underperforming or lower margin components of the business impacted the top line, but gross margin as a percent of net sales improved by 110 basis points, despite the highly-promotional retail environment.

"We continue to experience economic headwinds and a challenging retail environment. While the Company is financially strong and well positioned to meet its long-term goals, these factors have led us to reaffirm our view that consolidated revenue this year will be down slightly compared with fiscal 2013," Mr. Ibarra said.

Mr. Tunney concluded, "We remain committed to investing in long-term growth strategies for areas such as international and ecommerce, both of which grew during the first half, and to actively pursuing growth through category appropriate acquisitions. While the support of these strategies is expected to negatively impact profitability in the short-term, including the current fiscal year, we are confident that, over time, they will generate levels of growth and profitability that will keep RG Barry Brands a leader in the accessories marketplace."

Conference Call/Webcast Today
R.G. Barry Corporation senior management will conduct a conference call for all interested parties at 9:00 a.m. Eastern Standard Time today. Management will discuss the Company's performance, its plans for the future and will accept questions from participants. The conference call is available at (877) 870-4263 in the U.S., (855) 669-9657 in Canada and +1 (412) 317-0790 internationally until five minutes before starting time. To listen via the Internet, log on at: http://www.videonewswire.com/event.asp?id=97786.

Replays of the call will be available several hours after its completion. The audio replay can be accessed through 9 a.m. on Feb. 18, 2014, by calling (877) 344-7529 in the U.S. or (412) 317-0088 internationally and using passcode 10039882. A written transcript and audio replay of the call will be posted for at least 12 months at the Investor Room section of our website.

About RG Barry
RG Barry develops accessories brands that provide fashionable, solution-oriented products for a great life. Our primary brands include: Dearfoams slippers dearfoams.com; baggallini handbags, totes and travel accessories baggallini.com; and Foot Petals premium insoles and comfort products footpetals.com. To learn more, visit us at rgbarry.com.

Forward-Looking Statements
Some of the disclosures in this news release contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "expect," "could," "should," "anticipate," "believe," "estimate," or words with similar meanings. Any statements that refer to projections of our future performance, anticipated trends in our business and other characterizations of future events or circumstances are forward-looking statements. These statements, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, are based upon our current plans and strategies and reflect our current assessment of the risks and uncertainties related to our business. These risks include, but are not limited to: our continuing ability to source products from third parties located within and outside North America; competitive cost pressures; the loss of retailer customers to competitors, consolidations, bankruptcies or liquidations; shifts in consumer preferences; the current softness in the retail markets; the impact of general economic conditions on consumer spending; the highly seasonal nature of our footwear business; inaccurate forecasting of consumer demand; difficulties liquidating excess inventory; disruption of our supply chain or distribution networks; the impact of the loss of key management; our ability to secure and protect trademarks and other intellectual property; our ability to implement new enterprise resource information systems; a failure in or a breach of our operational or security systems or infrastructure, or those of our third-party suppliers and other service providers, including as a result of cyber-attacks; and our investment of excess cash in certificates of deposit and other variable rate demand note securities. You should read this news release carefully because the forward-looking statements contained in it (1) discuss our future expectations; (2) contain projections of our future results of operations or of our future financial condition; or (3) state other "forward-looking" information. The risk factors described in this news release and in our filings with the Securities and Exchange Commission (the "SEC"), in particular "Item 1A. Risk Factors" of Part I of our Annual Report on Form 10-K for the fiscal year ended June 29, 2013 (the "2013 Form 10-K"), give examples of the types of uncertainties that may cause actual performance to differ materially from the expectations we describe in our forward-looking statements. If the events described in "Item 1A. Risk Factors" of Part I of our 2013 Form 10-K occur, they could have a material adverse effect on our business, operating results and financial condition. You should also know that it is impossible to predict or identify all risks and uncertainties related to our business. Consequently, no one should consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events, except as required by applicable law. Any further disclosures in subsequent news releases and filings with the SEC should also be considered.

–financial charts follow–

R.G. BARRY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except for per share data)
	Thirteen	Thirteen		Twenty-Six	Twenty-Six
	Weeks Ended	Weeks Ended		Weeks Ended	Weeks Ended
	(unaudited)	(unaudited)	% Increase	(unaudited)	(unaudited)	% Increase
	December 28, 2013	December 29, 2012	Decrease	December 28, 2013	December 29, 2012	Decrease
Net sales	$ 47,997	$ 48,505	-1.0%	$ 89,908	$ 95,737	-6.1%
Cost of sales	27,514	27,951	-1.6%	49,953	54,266	-7.9%
Gross profit	20,483	20,554	-0.3%	39,955	41,471	-3.7%

Gross profit (as percent of net sales)	42.7%	42.4%		44.4%	43.3%

Selling, general and administrative expenses	10,799	11,930	-9.5%	22,681	22,921	-1.0%

Operating profit	9,684	8,624	12.3%	17,274	18,550	-6.9%

Other income	363	242		726	465
Interest (expense), net	(136)	(175)	-22.3%	(275)	(351)	-21.7%

Earnings, before income taxes	9,911	8,691	14.0%	17,725	18,664	-5.0%

Income tax expense	3,797	3,390	12.0%	6,848	7,229	-5.3%

Net earnings	$ 6,114	$ 5,301	15.3%	$ 10,877	$ 11,435	-4.9%

Earnings per common share
Basic	$ 0.53	$ 0.47	12.8%	$ 0.95	$ 1.01	-5.9%
Diluted	$ 0.53	$ 0.46	15.2%	$ 0.94	$ 0.99	-5.1%

Weighted average number of common shares outstanding
Basic	11,484	11,372		11,440	11,327
Diluted	11,567	11,564		11,541	11,526

CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)
	(unaudited)	(unaudited)		(unaudited)
	December 28, 2013	December 29, 2012		June 29, 2013

ASSETS
Cash & short-term investments	$ 43,598	$ 41,415		$ 39,500
Accounts receivable, net	20,640	19,481		16,755
Inventory	21,734	19,829		24,239
Prepaid expenses and other current assets	3,948	2,932		3,670
Total current assets	89,920	83,657		84,164

Net property, plant and equipment	4,060	4,136		4,178

Other assets	41,148	44,150		41,911
Total assets	$ 135,128	$ 131,943		$ 130,253

LIABILITIES & SHAREHOLDERS' EQUITY
Accounts payable	8,071	8,654		10,655
Other current liabilities	9,866	10,634		9,185
Total current liabilities	17,937	19,288		19,840

Long-term debt	13,929	18,214		16,071
Accrued retirement costs and other	6,771	10,811		7,165
Shareholders' equity, net	96,491	83,630		87,177
Total liabilities & shareholders' equity	$ 135,128	$ 131,943		$ 130,253

CONTACT: Roy Youst, RG Barry Investor Relations, 614.729.7200, ryoust@rgbarry.com; Jose G. Ibarra, Senior VP Finance/CFO, 614.864.6400, jibarra@rgbarry.com